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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                            Three Months Ended
                                                                March 31,
                                                         __________________________
                                                           1994             1993
                                                         _________        _________
NET INCOME (LOSS)                                        $ (2,945)        $ (4,349)
   Add back debenture interest, debt discount
     and expense amortization, less applicable taxes          811              811
                                                         ________         ________
NET INCOME (LOSS) FOR FULLY DILUTED COMPUTATION          $ (2,134)        $ (3,538)
                                                         =========        =========

COMMON STOCK:
   Shares outstanding from beginning of period             29,405           29,968

   Stock options exercised                                     76                2

   Assumed exercise of stock options,
     using treasury stock method                              180              254

   Assumed conversion of subordinated debentures,
     from the latter of the beginning of the
     period or the date of issue                            7,300            7,300
                                                         ________         ________

     Weighted average number of shares outstanding         36,961           37,524
                                                         ========         ========

FULLY DILUTED EARNINGS (LOSS) PER SHARE                     $(.10)           $(.14)
                                                            ======           ======

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